Exhibit 99.2
J.D. HUTT CORPORATION
15557 Pisa Lane
Fontana, California   92336

April 21, 2014

GEORGE POWELL
2300 Wing Point Lane
Plano, Texas   75093

Dear George:

J.D. HUTT  CORPORATION,  a  Nevada  corporation  (the  “Company”),  is  pleased  to  offer  you employment on the following terms:

1.           Position; Duties; Start Date.

(a)        Your title will be President and Chief Executive Officer of the Company, and the current stockholders and directors of the Company will take such corporate action as is necessary or advisable to elect you as a Director and member of the Company’s Board of Directors substantially contemporaneous with your execution and delivery of this offer letter. You will devote your full-time energy and services to the affairs of the Company and the promotion of its interests and as otherwise necessary consistent with your fiduciary obligations to the Company.

(b)        By signing this offer letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition, you hereby agree to indemnify and hold the Company harmless from any legal  issues  involving  your  prior  and/or  continued  participation  with  The  Renewed  Group,  Inc.,  a Nevada, corporation (“TRG”), including any liability or obligation arising out of or related to past, present or future claims, shareholder disputes, creditor disputes, losses, damages, attorneys’ fees and other defense costs, actions, litigations, suits, enforcement actions, proceedings, arbitrations or governmental or regulatory authority investigations, audits or otherwise, including, without limitation, demand or directive letters or correspondence, or of notice regarding any of the foregoing involving TRG.

(b)           You will report directly to the Company’s Board of Directors. (c)Your start date will be April 21, 2014 (the “Start Date”).

2.          Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause (as defined below). Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Neither you nor any of your employees or representatives shall have any claim against the Company for any compensation or remuneration except as otherwise provided in this offer letter.

J.D. Hutt Corporation
Offer Letter to George Powell
April 21, 2014

3.          Equity Compensation. The Company wishes to provide incentive-based compensation to you as of your Start Date. Accordingly, concurrent with the execution of this letter agreement, the Company will issue to you one hundred million eight hundred sixty-five thousand sixteen (100,865,016) shares of the Company’s Common Stock, $0.001 par value per share (the “Securities”), constituting forty percent (40%) of the Company’s Common Stock, calculated on a fully diluted basis. The Company represents and warrants that immediately preceding the issuance of the Securities as follows: (i) there are one   hundred  fifty  one  million  two  hundred  ninety  seven  thousand  five  hundred  twenty-four (151,297,524) shares of the Company’s Common Stock issued and outstanding, and (ii) the Company has authorized five hundred million (500,000,000) shares of Common Stock. Vesting of the Securities shall occur immediately.

You understand that there is no public trading market for the Securities, and that the Securities must be held indefinitely unless and until such Securities are registered under the Securities Act of 1933, as amended (the “1933 Act”), or an exemption from registration is available. You have been advised or are aware of the provisions of Rule 144 promulgated under the 1933 Act. You represent and warrant to the  Company  that  you  are  acquiring  the  Securities  for  your  own  account  and  not  with  a  view  to distribution in violation of any securities laws. You have been advised and understand that the Company in issuing the Securities is relying upon, among other things, your representations and warranties set forth herein in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the 1933 Act.

If the Company issues any additional equity securities, then you will be diluted on the same basis as all similarly situated equity owners, subject to your right to participate in any such financing on the same terms as the equity investors.

4.           Cash Compensation; Signing Bonus; Additional Bonus; Reimbursement of Expenses.

(a)        Salary.  The Company will pay you monthly base salary compensation (the “Salary”) in the amount of Ten Thousand Dollars ($10,000), payable biweekly in accordance with the Company’s standard payroll policies. Your Salary shall be subject to review by the Company’s Board of Directors not less frequently than the anniversary date of your Start Date.

(b)        Signing Bonus.  The Company will pay you a signing bonus (the “Signing Bonus”) in the amount of Fifty Thousand Dollars ($50,000) within thirty (30) days following the execution and delivery of this Agreement. If the Company is unable to timely pay you the Signing Bonus, then you, in your sole discretion, may elect to receive shares of the Company’s Common Stock valued at the average of 100% of the closing bid price of the Company's Common Stock for the ten (10) consecutive trading days preceding such issuance.

(c)        Additional Bonus.  You shall be entitled to additional cash and/or stock bonuses subject to the discretion of the Board of Directors.

(d)        Reimbursement  of  Expenses.    You  also  will  be  entitled  to  reimbursement  for  all reasonable expenses incurred in providing your services hereunder in accordance with the Company’s standard policies in effect from time to time, including providing the Company with receipts to substantiate all expenses in accordance with Company policies in effect from time to time.

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J.D. Hutt Corporation
Offer Letter to George Powell
April 21, 2014

5.          Employee Benefits. As a senior executive employee of the Company, you will be eligible to participate in those Company-sponsored benefits that are available to all similarly situated Company employees. Currently the Company does not provide any such benefits, but anticipates that it may do so in the future. In addition, you will accrue vacation days and sick leave days in accordance with the Company’s policies in effect from time to time.

6.        Section 409A.  Notwithstanding anything to the contrary in this offer letter, no severance payments or benefits payable to you, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A  (“Section  409A”)  of  the  Internal  Revenue  Code  of  1986,  as  amended  (together,  the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits payable to you, if any, pursuant to this offer letter   that   otherwise   would   be   exempt   from   Section 409A   pursuant   to   Treasury   Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. Any severance payments or benefits under this offer letter that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by the following paragraph. Except as required by the following paragraph, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this offer letter.

Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service but prior to the six (6) month anniversary of your separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The provisions under this offer letter are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under this offer letter will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.

7.          Proprietary Information and Inventions Agreement. Like all Company employees and/or contractors, you will be required, as a condition of your engagement and/or employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement attached

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J.D. Hutt Corporation
Offer Letter to George Powell
April 21, 2014

hereto, which includes restrictions not to compete and non-solicitation covenants, and confidentiality provisions.

8.          Outside Activities. While you render services to the Company, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. In addition, for a period of one (1) year after the termination of your services, you will not solicit either directly or indirectly, any employee of the Company to leave the Company for other employment or assist any person or entity in doing the same, and you will not solicit any customer or supplier of the Company.

9.          Withholding Taxes.  All forms of compensation referred to in this offer letter are subject to reduction to reflect any applicable withholding and payroll taxes and other deductions required by law.

10.        Definitions. For purposes of this offer, the term “Cause” shall mean a good faith finding by the Company’s Board of Directors (but excluding you if you are serving on said Board of Directors), after giving you an opportunity to be heard, of: (i) dishonest, gross negligent or willful misconduct by you in connection with your duties, (ii) continued failure by you to make a reasonable effort to perform your duties or responsibilities as reasonably requested by the (ii) continued failure by you to make a reasonable effort to perform your duties or responsibilities as reasonably requested by the Company’s Board of Directors (but excluding you if you are serving on said Board of Directors), after written notice and an opportunity to cure, (iii) misappropriation by you for your personal use of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by you, (v) you knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

11.        Arbitration of Disputes. Any claims, disputes or controversies arising between the parties hereto with respect to the preparation, construction, terms or interpretation of this offer or any breach hereof, or the rights and obligations of any party hereto, shall be submitted to mandatory, binding arbitration upon written demand of either party in accordance with the arbitration rules of JAMS in Los Angeles, California. EACH PARTY HERETO WAIVES THE RIGHT TO A JURY TRIAL.

12.        Fees and Expenses. Each party hereto will be responsible for its own fees and expenses in negotiating and preparing this offer letter agreement.

13.        Entire  Agreement.    This  offer  letter  agreement  supersedes  and  replaces  any  prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

14.        Multiple  Counterparts;  Facsimile  or  Other  Electronic  Transmission.  This  offer  letter agreement may be executed in multiple counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. Delivery of an executed counterpart of this offer letter agreement and

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J.D. Hutt Corporation
Offer Letter to George Powell
April 21, 2014

attachments hereto by facsimile or other form of electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this agreement.

I hope that you will accept my offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the attached Proprietary Information and Inventions Agreement, and returning them to me. To indicate your acceptance of this offer, please sign and date this letter and return it to me. This offer will expire by 5:00 P.M. (PDT) on April 30, 2014.

Very truly yours,

J.D. HUTT CORPORATION,

By:	/s/
Name: Scott D. Pummill
Title: President

I have read and accept this offer:

    ____________________________________________________
Print Name: GEORGE POWELL

Dated:  April 21, 2014

Start Date: April 21, 2014.

5

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that J.D. HUTT CORPORATION, a Nevada corporation (the “Company”), and I (GEORGE POWELL) have had since the commencement of my employment or engagement with the Company in any capacity and that is and has been a material part of the  consideration  for  my  employment  or  engagement  by  Company,  and  in  connection  with  my involvement with the Company:

1.          I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment or engagement with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or engagement or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.          Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, domain names, domain registrations, source code, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment or engagement with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in- fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or engagement or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.          To  the  extent  allowed  by  law,  Section  2  includes  all  rights  of  paternity,  integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.         I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment or engagement that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment or engagement, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment or engagement,  I  will  promptly  return  to  Company  all  items  containing  or  embodying  Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to Company owners generally, and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.          Until one (1) year after the term of my employment or engagement, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment or engagement), and shall not use and/or  solicit  any  customer  (other  than  those  for  whom  I  am  the  procuring  cause  as  reasonably determined by the Company) or supplier of the Company that I may be aware of as a result of my relationship with the Company.

6.          I agree that during the term of my employment or engagement with Company (whether or not during business hours), and for a period of one (1) year thereafter, I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, or own, operate, control, manage, joint venture or enter into any type of strategic alliance, directly or indirectly, with any business or become the employee of, a consultant to, or otherwise render services to, any enterprises which directly or indirectly competes with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company; provided, however, that I shall be entitled to continue any relationships that I have currently that may also be relationships of the Company.
7.           I agree  that  this Agreement is not an  employment or engagement  contract for any particular term and that I have the right to resign and Company has the right to terminate my employment or engagement  at will, at any time, for any or no reason, with or without cause. In addition, this Agreement  does  not  purport  to  set  forth  all  of  the  terms  and  conditions  of  my  employment  or engagement, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.          I agree that my obligations under paragraphs 2, 3, 4, 5 and 6 of this Agreement shall continue in effect after termination of my employment or engagement, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors,  assigns,  and  administrators  and  shall  inure  to  the  benefit  of  Company,  it  subsidiaries, successors and assigns.

9.          Any dispute in the meaning, effect or validity of this Agreement shall be submitted to mandatory, binding arbitration upon written demand of either party in accordance with the arbitration rules of JAMS in Los Angeles, California, and resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I  HAVE  READ  THIS  AGREEMENT  CAREFULLY  AND  I  UNDERSTAND  AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

April 21, 2014	CONTRACTOR/EMPLOYEE:

Signature

GEORGE POWELL
Name (Printed)

Accepted and Agreed to:

J.D. HUTT CORPORATION

By:
Name: Scott D. Pummill
Title: President

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)         Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for his employer.

(b)         To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

FIRST AMENDMENT TO
EMPLOYMENT LETTER AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (this “First Amendment”), dated as of May 1st, 2014, by and among J.D. HUTT CORPORATION, a Nevada corporation (the “Company”), and GEORGE POWELL, an individual (“Powell”).

RECITALS

WHEREAS, Company and Powell are parties to that certain employment letter agreement dated as of April 26, 2014 (the “Employment Letter Agreement”); and

WHEREAS, Company and Powell desire to amend the Employment Letter Agreement on the terms and conditions as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

Definitions

Capitalized terms used in this First Amendment are defined in the Employment Letter Agreement unless otherwise stated.

ARTICLE II.

Amendments to Employment Letter Agreement

2.01           Amendments to Section 4 of the Employment Letter Agreement.  Section 4 of the Employment Letter Agreement is hereby amended and restated in its entirety to read as follows:

“4.	Cash Compensation; Signing Bonus; Additional Bonus; Benefits; Reimbursement of Expenses.

(a) Salary.  The Company will pay you monthly base salary compensation (the “Salary”) in the amount of Fifteen Thousand Dollars ($15,000), payable biweekly in accordance with the Company’s standard payroll policies. Your Salary shall be subject to review by the Company’s Board of Directors not less frequently than the anniversary date of your Start Date.

(b) Signing Bonus.  The Company will pay you a signing bonus (the “Signing Bonus”) in the amount of One Hundred Thousand Dollars ($100,000) within thirty (30) days following the execution and delivery of this First Amendment. If the Company is unable to timely pay you the Signing Bonus, then you, in your sole discretion, may elect to receive shares of the Company’s Common Stock valued at the average of 100% of the closing bid price of the Company's Common Stock for the ten (10) consecutive trading days preceding such issuance.

(c) Additional Bonus.  You shall be entitled to additional cash and/or stock bonuses subject to the discretion of the Board of Directors.

(d) Participation in Employee Benefit Plans.  Company shall make available to you the Company benefit program currently in effect or as may be established from time to time by the Company's Board of Directors for senior executives, including without limitation, any incentive compensation plans or group benefit plans. Notwithstanding the foregoing and the provisions of Section 5 of the Employment Letter Agreement, commencing with the ratification of this First Amendment by the Company’s Board of Directors, you shall be entitled to the following benefits:

(i) payment and/or reimbursement for monthly health insurance premiums in an amount up to One Thousand Five Hundred Dollars ($1,500);

(ii) payment and/or reimbursement for non-accountable monthly home office expenses in the amount of Seven Hundred Fifty Dollars ($750);

(iii) payment and/or reimbursement for monthly automobile expenses in the amount of Seven Hundred Fifty Dollars ($750) and, in addition, reimbursement of all fuel and maintenance expenses related thereto;

(iv) payment and/or reimbursement for non-accountable monthly mobile telephone expenses; and

(v) payment and/or reimbursement of life insurance premiums in an amount up to Six Thousand Dollars ($6,000) annually.

(e) Reimbursement of Expenses.  You also will be entitled to reimbursement for all reasonable expenses incurred in providing your services hereunder in accordance with the Company’s standard policies in effect from time to time, including providing the Company with receipts to substantiate all expenses in accordance with Company policies in effect from time to time.”

ARTICLE III.
Conditions Precedent

3.01           Conditions to Effectiveness.                                                       The effectiveness of this First Amendment is subject to the satisfaction of the following conditions precedent in a manner satisfactory to the Company’s Board of Directors, unless specifically waived in writing by the Company’s Board of Directors:

(a)           Company shall have received this First Amendment, duly executed by you;

(b)           Company shall have executed resolutions authorizing the execution, delivery and performance of this First Amendment;

(c)           The representations, warranties and covenants contained herein and in the Employment Letter Agreement, as amended hereby, shall be true and correct as of the date hereof, as if made on the date hereof;

(d)           All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the execution of this First Amendment shall be satisfactory in form and substance to Company’s Board of Directors; and

(e)           Company shall have received such other information, documents, agreements, commitments and undertakings, as Company shall reasonably request.

ARTICLE IV.
No Waiver

Except as expressly provided in this First Amendment, nothing contained in this First Amendment or any other communication between Company and you shall be a waiver of any past, present or future violation, default or event of default by you under the Employment Letter Agreement.  Similarly, Company hereby expressly reserves any rights, privileges and remedies under the Employment Letter Agreement that Company may have with respect to each violation, default or event of default, and any failure by Company to exercise any right, privilege or remedy as a result of the violations set forth above shall not directly or indirectly in any way whatsoever either (i) impair, prejudice or otherwise adversely affect the rights of Company, except as set forth herein, at any time to exercise any right, privilege or remedy in connection with the Employment Letter Agreement, (ii) amend or alter any provision of the Employment Letter Agreement or any other contract or instrument, or (iii) constitute any course of dealing or other basis for altering any obligation of you or any rights, privilege or remedy of Company under the Employment Letter Agreement any other contract or instrument. Nothing in this First Amendment shall be construed to be a consent by Company to any prior, existing or future violations of the Employment Letter Agreement.

ARTICLE V.
Ratifications, Representations and Warranties

5.01           Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Employment Letter Agreement, and, except as expressly modified and superseded by this First Amendment, the terms and provisions of the Employment Letter Agreement are ratified and confirmed and shall continue in full force and effect.  You and Company agree that the Employment Letter Agreement, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

5.02           Representations and Warranties.  You hereby represent and warrant to Company that (a) the execution, delivery and performance of this First Amendment have been authorized by you; (b) the representations and warranties contained in the Employment Letter Agreement, as amended hereby, are true and correct on and as of the date hereof and on and as of the date of execution hereof as though made on and as of each such date; (c) no default or event of default under the Employment Letter Agreement, as amended hereby, has occurred and is continuing, unless such default or event of default has been specifically waived in writing by Company; and (d) you are in full compliance with all covenants and agreements contained in the Employment Letter Agreement, as amended hereby.

ARTICLE VI.
Miscellaneous Provisions

6.01           Survival of Representations and Warranties.  All representations and warranties made in the Employment Letter Agreement, including, without limitation, any document furnished in connection with this First Amendment, shall survive the execution and delivery of this First Amendment, and no investigation by Company shall affect the representations and warranties or the right of Company to rely upon them.

6.02           Reference to Employment Letter Agreement.  Any reference in the Employment Letter Agreement to the Employment Letter Agreement shall mean a reference to the Employment Letter Agreement, as amended hereby.

6.03           Severability.  Any provision of this First Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this First Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

6.04           Successors and Assigns.  This First Amendment is binding upon and shall inure to the benefit of Company and its respective successors and assigns, except that you may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Company.

6.05           Counterparts.  This First Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this First Amendment by facsimile or other form of electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this First Amendment.

6.06           Effect of Waiver.  No consent or waiver, express or implied, by Company to or for any breach of or deviation from any covenant or condition by you shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

6.07           Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

6.08           Applicable Law.  This First Amendment shall be deemed to have been made and to be performable in and shall be governed by and construed in accordance with the laws of the State of California.

6.09           Final Agreement.  The Employment Letter Agreement, as amended by this First Amendment, represents the entire expression of the parties with respect to the subject matter hereof on the date this First Amendment is executed. The Employment Letter Agreement, as amended by this First Amendment, may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. No modification, rescission, waiver, release or amendment of any provision of this First Amendment shall be made, except by a written agreement signed by the Company and you.

IN WITNESS WHEREOF, this First Amendment has been duly executed on the date first written above.

COMPANY:                                                                                     YOU:

J.D. HUTT CORPORATION                                                             ____________________________________
GEORGE POWELL
By: ______________________________
Print Name: George Powell
Title: President